Sales Contract for Patents

between the company
American Electromedics Corp.
Amherst, NH 03031, U.S.A.
duly represented by Mr. Michael T. Pieniazek, authorized by Equidyne Systems Inc. with a letter dated July 06, 1999 and the company
Equidyne Systems Inc.
San Diego, CA 92121; USA
duly represented by Mr. Michael T. Pieniazek, authorized by Equidyne Systems Inc. with a letter dated July 06, 1999

- in the following called "seller" -


and the company
Rosch GmbH Medizintechnik
12349 Berlin, Germany
duly represented by Mr. Andy Rosch, having sole authority of representation

- in the following called "buyer" -


                                     Preface

Subject of this contract is the European part of the PCT-application PCT/US96/16184 (Publication WO 98/15307). The application concerns a "hypodermic jet injector". An identical application to the PCT-application in the USA (US 5,569,189) already led to a patent. The following countries are mentioned in the application: Austria, Switzerland, Germany, Denmark, Spain, France, Great Britain, Ireland, Liechtenstein, Netherlands and Sweden. For these countries the application is in force. The device already is being used commercially by the seller. The buyer wants to acquire the application and produce and distribute the hypodermic jet injector. The seller alone is entitled to dispose of the application in the mentioned countries.

With notarial deed of May 26, 1999 (No. 65/1999 of the Notary Wolfgang Bullmann, Berlin) the shareholder's meeting of Rosch GmbH decided on a capital increase in kind by the transferral of the Patents "Hypodermic Jet Injector" (Patent No. 5569180) and the "Hypodermic Jet Injector (Patent No. 55704911). With the decision of the shareholder's meeting of June 28, 1999, this decision was revoked. It is yet unclear whether with the notarial deed the patents effectively have been transferred and, if it is so, whether with the private decision of the shareholders of June 28, 1999 the transferal back has effectively been done.

                                 ss. 1 Condition

This contract comes into force with the effective participation of Concord Effekten AG and Mr. Andy Rosch in Rosch GmbH.

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If the  buyer  effectively  still is the  owner of the  patents  Hypodermic  Jet
Injector (No. 5569180) and Hypodermic Jet Injector (No. 55704911), these patents are herewith transferred back to American Electromedics Corp. out of safety reasons.

                English translation for information purposes only


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                            ss. 2 Subject of Contract

1) The seller sells and transfers to the buyer the European part of the PCT-application PCT/US96/16184 (Publication WO 98/15307) "hypodermic jet injector" including all rights and obligations, especially the right on the patent, the right to receive the patent and the rights out of the patent.

2) The seller agrees to the "renaming" of the application in the European Patent Office or in the individual Patent Offices in the European countries and he is obliged to hand over the necessary documents for this and to sign all necessary documents.

                                   ss. 3 Price

1)   The price agreed upon is USDollars 750,000.

2) The price is payable within 7 days from the date of the signing of the Investment agreement between the seller, Concord Effekten AG, the buyer, Mr. Rosch and Mr. von zur Gathen.

3) The amount will be reimbursed, if the application or a derived right is being lost caused by the seller through negligence or willful act.

4) The amount shall be reimbursed as well, if the application or a derived right perishes because of a publication by the seller prior to October 9, 1996.

5) If the application does not lead to patents due to other reasons, the seller herewith on an exclusivity basis transfers to the buyer the direct and indirect marketing, production and selling rights of the products, for which the application has been done, for Europe.

                             ss. 4 Guarantee Clauses

1) The buyer is aware of the technical details of the inventions mentioned in this contract.

2) The seller confirms that he is not aware of any legal deficiency of the PCT-application and of any factual deficiency of the invention. The seller confirms, that the European part of the PCT-application is free from rights of third parties and that no licenses have been granted for the countries mentioned in the Preface.

3)   The  seller  is  aware  of  the   international   research  report  of  the
     PCT-application. The seller confirms that he is not aware of any additional state of technology that may be in the way of the patent granting.

                                  ss. 5 Secrecy

The seller herewith is obliged not to reveal a third party his knowledge concerning the hypodermic jet injection.

                         ss. 6 Non-aggression obligation


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The  seller  herewith  is  obliged  not to  attack  any right  derived  from the
PCT-application nor to assist third parties in such attacks on the rights.


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                                  ss. 7 Charges

All charges and fees connected to this contract and all charges for the transferal of the application are for the account of the buyer. The buyer also pays all charges and fees that become due after effectiveness of this contract for the maintaining of the application.

                 ss. 8 Place of jurisdiction and applicable law

For all disputes arising out of the contract the District Court (Landgericht) Berlin will have jurisdiction. German law applies.

Berlin, July 8, 1999



Equidyne Systems Inc.


s/ Michael T. Pieniazek
Michael T. Pieniazek


s/ Michael T. Pieniazek
American Electromedics Corp.
represented by Mr. Michael T. Pieniazek,
President of American Electromedics Corp.



s/ Andy Rosch
Rosch GmbH Medizintechnik
Andy Rosch
General Manager



                English translation for information purposes only